EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

The following is a list of subsidiaries of the company as of April 30, 2021

Name	Where Incorporated

iMobile Solutions, Inc.	Nevada
New World Health Brands, Inc.	Nevada
Sparta Crypto, Inc.	Nevada